                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report:                      JULY 16, 2002
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Date of earliest event reported:     JULY 1, 2002
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                            PIONEER COMPANIES, INC.
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               (Exact Name of Registrant as Specified in Charter)



DELAWARE                                  1-9859                 06-1215192
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(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
of Incorporation)                                            Identification No.)


700 LOUISIANA, SUITE 4300, HOUSTON, TEXAS                           77002
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(Address of Principal Executive Offices)                          (Zip Code)



Registrant's telephone number, including area code     (713) 570-3200
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                                 NOT APPLICABLE
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         (Former name or former address, if changed since last report)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

         Pioneer Americas LLC ("Pioneer Americas"), a subsidiary of Registrant, owns and operates a chlor-alkali manufacturing facility in Henderson, Nevada. The Colorado River Commission ("CRC") supplies power to the facility pursuant to three basic contracts covering hydro-generated power, supplemental power requirements, and power transmission and supply balancing services. CRC is a state agency established in 1940 to manage federal hydropower contracts with utilities and other customers, including Pioneer Americas' Henderson facility, in Southern Nevada. Since the low cost hydropower supplied by CRC does not entirely meet the Henderson facility's power demands and those of CRC's other customers, CRC purchases supplemental power from various sources and resells it to Pioneer Americas and to other customers.

         Approximately 50% of the electric power supply for the Henderson facility is provided under the supplemental supply contract with CRC. The supplemental supply contract sets forth detailed procedures governing the procurement of power by CRC for purchase by Pioneer Americas. This agreement does not provide for speculative trading in power-related derivatives.

         As previously reported, CRC entered into various derivative positions purportedly for the benefit of Pioneer Americas under the supplemental supply contract. The derivative positions consist of contracts for the forward purchase and sale of electricity as well as options that have been purchased or written for electric power. While certain of the transactions, reflecting a net unrealized loss in the amount of $7.8 million at March 31, 2002, relate to transactions that were specifically approved by Pioneer Americas pursuant to established procedures (the "Approved Derivatives"), Pioneer Americas has disputed CRC's contention that additional transactions (the "Disputed Derivatives") with an additional net unrealized loss at March 31, 2002 of $85.0 million are its responsibility. CRC has further contended that other contracts (the "Rejected Derivatives") reflecting an additional net unrealized loss of $33.8 million as of March 31, 2002, are Pioneer Americas' responsibility, although CRC has not provided any documentation of any relationship of those contracts to Pioneer Americas. Under applicable accounting rules Pioneer Americas has been required to reflect the $92.8 million of net unrealized losses relating to the Approved Derivatives and the Disputed Derivatives in its March 31, 2002, financial statements, but Pioneer Americas has not recorded any unrealized losses with respect to the Rejected Derivatives.

         Efforts to resolve the dispute as to the Disputed Derivatives and the Rejected Derivatives have not been successful, and on July 9, 2002, CRC was served with a complaint filed on June 11, 2002, by Pioneer Americas in the District Court of Harris County, Texas. Pioneer Americas is seeking a declaratory judgment that it is not liable for the Disputed Derivatives or the Rejected Derivatives. On July 9, 2002, CRC filed a lawsuit in the U.S. District Court for the District of Nevada against the Registrant and
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each of the parties to the derivative contracts that were entered into by CRC.
CRC contends in its complaint that the Texas state court does not have jurisdiction over CRC or the controversy, and it seeks the court's determination as to the proper disposition of cash in the amount of approximately $34.7 million that it has accumulated in its accounts from its trading in derivatives and the power it has committed to purchase or sell. CRC also seeks specific performance by the Registrant of the contracts with CRC and unspecified damages. Pioneer Americas and the Registrant intend to vigorously litigate these matters.

         On July 11, 2002, Pioneer Americas received a notice from CRC dated July 2, 2002, stating that on July 1, 2002, CRC had adopted regulations applicable to its industrial customers which, if implemented, will require Pioneer Americas to post a bond or other security deposit in an initial amount of approximately $2.1 million, to secure its contractual obligations to CRC. CRC also adopted regulations that purport to unilaterally add additional terms to the contractual relationship between CRC and Pioneer Americas. Pioneer Americas is determining the appropriate manner in which to respond to such regulations. While Pioneer Americas believes that, if necessary, it will be able to satisfy the initial deposit requirement, there is no assurance that CRC will not seek to impose unreasonably high collateral requirements in the future. If Pioneer Americas is unable to either successfully contest or satisfy a requirement for collateral, CRC might cease to provide supplemental power to the Henderson facility and Pioneer Americas would not be able to operate the facility.



                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PIONEER COMPANIES, INC.


                                           By: /s/ KENT R. STEPHENSON
                                              --------------------------------
                                                Kent R. Stephenson
                                                Vice President, Secretary and
                                                General Counsel



Dated:  July 16, 2002